UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1 to
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURES

Explanatory Note
     On May 5, 2006, PAREXEL International Corporation (the “Company”) filed a current report on Form 8-K (the “Original Report”) to report that the Company was not in compliance with the requirement in NASDAQ Marketplace Rule 4350(d)(2)(A) as a result of having only two independent members on the Audit and Finance Committee of the Company’s Board of Directors (the “Board”) instead of the three independent members required by such rule. This amendment to Form 8-K is being filed to update the disclosures provided in the Original Report.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On April 19, 2006, the Company reported the resignation of William U. Parfet from the Board effective May 1, 2006. Mr. Parfet was a member of the Board’s Audit and Finance Committee and Nominating and Corporate Governance Committee. On May 1, 2006, the Company received a letter from The NASDAQ Stock Market, Inc. (“NASDAQ”) indicating that the Company was not in compliance with the Audit Committee composition requirement for continued listing set forth in NASDAQ Marketplace Rule 4350(d)(2)(A) as a result of having only two independent members instead of the three independent members required by such rule.
     On October 18, 2006, the Company notified NASDAQ that the Company had once again become compliant with NASDAQ Marketplace Rule 4350(d)(2)(A) as a result of the election of Christopher J. Lindop to the Board as a Class III Director and his appointment as Chairman of the Audit and Finance Committee of the Board.
     On October 31, 2006, the Company received a letter from NASDAQ confirming that the Company had once again become compliant with NASDAQ Marketplace Rule 4350(d)(2)(A).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2006	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer